UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 14, 2004

                       Real Mex Restaurants, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	333-116310	13-4012902
(State of Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

4001 Via Oro Avenue, Suite 200, Long Beach CA	07702
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (310) 513-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR) 240.13e-4(c))

Item 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 14, 2004, Real Mex Restaurants, Inc. ("Real Mex") and its wholly owned subsidiary, CKR Acquisition Corp., a Delaware corporation ("Buyer"), entered into an asset purchase agreement (the "Agreement") with Chevys, Inc., a California corporation ("Chevys") and its subsidiaries (together with Chevys, the "Sellers"), Chevys Holdings, Inc., a Delaware corporation, and J.W. Childs Equity Partners L.P., a Delaware Limited Partnership ("J.W. Childs"). Sellers own and operate approximately 74 restaurants, the majority of which are located in California and operate under the name Chevys Fresh Mex(R). Sellers have also franchised restaurants under the Chevys Fresh Mex(R), Chevys Express Mex(R), Fuzio Universal Pasta(R) and Rio Bravo Cantina restaurant concepts. Subject to the terms and conditions of the Agreement, Buyer agreed to purchase substantially all of the assets of Sellers, including certain restaurant and franchise systems (the "Business"), pursuant to either a plan of reorganization or under Section 363 of Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The purchase price will depend on whether the transaction is effected without an auction ("Non-Auction Sale") or pursuant to a court ordered auction process ("Auction Sale"). Pursuant to the Agreement, the cash purchase price will be $77.9 million in a Non-Auction Sale and $76.4 million in an Auction Sale. In a Non-Auction Sale, J.W. Childs will receive equity securities representing 11.5% of each class of Real Mex's equity and certain debt securities. In an Auction Sale, J.W. Childs will receive equity securities representing 10.0% of each class of Real Mex's equity and certain debt securities. In the event that certain administrative and exit costs exceed certain levels, J.W. Childs will receive 1% less equity for every $1.0 million of such excess costs and the cash purchase price will be increased by $1.0 million. In both a Non-Auction Sale and Auction Sale, the Buyer will assume ordinary course post-petition current liabilities of Sellers, approximately $6.7 million of letters of credit and approximately $0.9 million of other debt.

In the event of a Non-Auction Sale, Buyer has agreed to make an initial $0.5 million deposit towards the cash purchase price upon the filing of a plan of reorganization and an accompanying disclosure statement, and has agreed to make an additional $0.5 million deposit upon entry of an order approving such disclosure statement from the United States Bankruptcy Court for the Northern District of California (the "Bankruptcy Court") and the delivery of binding agreements by certain creditors of Sellers to vote in favor of the plan of reorganization. In the event of an Auction Sale, Buyer has agreed to make an initial $0.5 million deposit upon the approval of Buyer as the initial bidder in the auction process, and has agreed to make an additional $0.5 million deposit upon the filing of a plan of reorganization or a sale motion, as applicable, with the Bankruptcy Court and, in the case of a plan of reorganization, the delivery of binding agreements by certain creditors of Sellers to vote in favor of the plan of reorganization or, in the case of a sale motion, the delivery of an agreement signed by certain creditors to support the transaction. If the Agreement is terminated because of a material breach by Buyer, Sellers may retain the deposit as liquidated damages, and such deposit shall be the exclusive remedy of Sellers against Buyer and Real Mex.

The closing of the purchase and sale of the Business is subject to certain conditions, including, without limitation, (i) Bankruptcy Court approval of the plan of reorganization or sale of the Business, as applicable, (ii) the transfer to Buyer of a sufficient number of Sellers' liquor licenses (or the right to use such licenses) such that at closing there would not be a material adverse effect on the Business, (iii) the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iv) the execution of a joinder agreement by J.W. Childs and certain other parties relating to the equity securities of Real Mex being delivered to J.W. Childs pursuant to the Agreement, and (v) the absence of any events or changes which would reasonably be expected to have a material adverse effect on the Business.

Real Mex expects to finance the transaction with debt financing and additional equity contributions from its existing shareholders. There can be no assurance that Real Mex will be able to raise the necessary financing. The Buyer's obligations are not subject to a financing contingency.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL MEX RESTAURANTS, INC.

Dated: October 20, 2004	By:	/s/ Steven Tanner
Steven Tanner
Chief Financial Officer